EXHIBIT 99.1


Integrated Spatial Information Solutions Proposes Name Change to PlanGraphics; Schedules April 30 Investor Conference Call


PARKER, Colo., April 24, 2002--Integrated Spatial Information Solutions, Inc. (ISIS; OTC BB: ISSS), a supplier of e-government solutions that leverage locational data, is asking shareholders to approve the change of the company's name to PlanGraphics, Inc. The change is subject to the approval of shareholders at the company's annual meeting on Tuesday, April 30, 2002 (10:00 a.m. EDT, at the Atrium of the Treetops Building, 8181 Professional Drive, Landover, Md.)

The primary reason for the change is "to capitalize in the investment community on the positive accomplishments and national recognition that industry leading PlanGraphics enjoys in the geographic information systems (GIS) marketplace," said John Antenucci, president of ISIS. PlanGraphics is the sole operating subsidiary of ISIS. "We have moved aggressively into the GIS industry through PlanGraphics, and our business has increased significantly," said Mr. Antenucci, "and we intend to capitalize and build on the `brand awareness' of PlanGraphics that exists throughout the industry."

PlanGraphics continues to broaden its spatial IT consulting and system-integration business to include e-government and "homeland security" solutions. For example, the company is presently designing and building a GIS data warehouse for New York City's Department of Information Technology and Telecommunications, furnishing access and applications to a wealth of city maps and data. This project was expanded to provide round-the-clock support to the New York City Office of Emergency Management in the aftermath of Sept. 11.

ISIS has scheduled an investor call immediately following its annual shareholders' meeting for 11:30 a.m. EDT, Tuesday, April 30, presented by Gary Murray, chairman, and John Antenucci, president. The call will be Webcast live, and may be accessed for a period of 60 days by logging onto at http://asp01sea.activate.net/intercall/isi/2311/registration/default.asp. The
Webcast will require use of Windows Media Player as a plug-in to Web browsers that may be downloaded at the preceding link.

The conference call may contain certain forward-looking statements that describe the future business, prospects, actions and possible results of the company which constitute forward-looking statements in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

About Integrated Spatial Information Solutions

Integrated Spatial Information Solutions is a systems integration and implementation company which specializes in leveraging the location-based information assets of its clients, and bringing economies of operation and enhanced performance through the development of e-service capabilities. ISIS has offices in Colorado, Kentucky, New York, New Jersey, Maryland, Rhode Island and California.

The company's Web sites are www.ISIS.cc and www.PlanGraphics.com.

                                     - End -

SOURCE:   Integrated Spatial Information Solutions, Inc.
CONTACT:  Bruce Haun of B. Edward Haun & Company, 303/595-4667